IDS LIFE SERIES FUND, INC.

                        IDS LIFE VARIABLE ANNUITY FUND A

                        IDS LIFE VARIABLE ANNUITY FUND B

                                (THE LIFE FUNDS)

                                 CODE OF ETHICS

                                       FOR

         PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

Purpose of the Code; Covered Officers

     This code of ethics ("Code") for the Life Funds (collectively, "Funds," and each, "Fund") applies to the Funds' Principal Executive Officer and Principal Financial Officer (the "Covered Officers," each of whom is identified in Exhibit
A) for the purpose of promoting, in connection with his or her duties:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

     o compliance with laws and governmental rules and regulations applicable to the conduct of the Funds' business and their financial reporting;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of
Interest

     A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Funds.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions, such as the purchase or sale of securities or other property, with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and

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procedures of the Funds and of American Express Financial  Corporation ("AEFC"),
the investment adviser to the Funds, are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and AEFC, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, whether formally for the Funds or for AEFC, or for both, be involved in establishing policies and implementing decisions that will have different effects on AEFC and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and AEFC and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

     Each Covered Officer must:

     o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

     o not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; and

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Disclosure and Compliance

     Each Covered Officer should:

     o familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

     o    not knowingly  misrepresent,  or cause others to  misrepresent,  facts about the Funds to others, whether within or outside the Funds, including to the Funds' Board members and auditors, and to governmental regulators and self-regulatory organizations; and

     o to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and AEFC with the goal of promoting full, fair,

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          accurate,  timely,  and  understandable  disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

     It is the responsibility of each Covered Officer to promote compliance with
the  standards  and  restrictions   imposed  by  applicable  laws,   rules,  and
regulations.

Reporting and Accountability

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

     o not retaliate against any other Covered Officer or any employee of AEFC or its affiliated persons for reports of potential violations that are made in good faith; and

     o notify the general counsel of the Funds ("Funds General Counsel") promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

Applying the Code

     The Funds' General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Joint Audit Committee (the "Committee").

     o The Funds' General Counsel will take all appropriate action to investigate any potential violations reported to the Funds.

     o If, after such investigation, the Funds' General Counsel believes that no violation has occurred, no further action is required.

     o Any matter that the Funds' General Counsel believes is a violation will be reported to the Committee promptly.

     o If the Committee concurs that a violation has occurred, it will inform the Board or Boards of the Funds affected by the potential violation and the Board or Boards will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of AEFC or its board; or a recommendation to dismiss the Covered Officer.

     o    The  Committee  will  be   responsible   for  granting   waivers,   as
          appropriate.

     o Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

     o The Funds' General Counsel will advise the Committee at each of its meetings if there have been any reported evidence of a material violation and provide the Committee with the response prepared regarding that report.

     o The Funds' General Counsel will maintain a record of each reported evidence of material violation and the response thereto for a period of not less than ten years.

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Other Policies and Procedures

     This Code will be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, AEFC, or any affiliate of AEFC govern or purport to govern the activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. AEFC's code of ethics under Rule 17j-1 under the Investment Company Act is a separate requirement applying to the Covered Officers and others, and is not part of this Code.

Amendments

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each Fund's Board, including a majority of its independent Board members.






Date: December 3, 2003


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                                    Exhibit A

Persons Covered by this Code of Ethics

     Timothy V. Bechtold
     President and Chief Executive Officer

     Jeffrey P. Fox
     Chief Financial Officer